Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is effective as of October 25, 2007 and is between the Argonaut Group, Inc. a Delaware corporation (the “Company”) and Dale H. Pilkington (the “Employee”).

RECITALS:

The Company desires to obtain the services of the Employee in the business of the Company as its President.

The Employee desires to provide such services as an employee of the Company.

NOW, THEREFORE, in consideration of the promises and mutual agreements herein set forth, the parties hereby agree as follows:

1.	Employment Period. The period of employment of Employee by the Company under this Agreement (the “Employment Period”) shall terminate on October 25, 2010. Thereafter, as of the date the Employment Period (as it may be extended from time to time under this paragraph) would otherwise end, the Employment Period will be automatically extended for 12 months, unless one party to this Agreement provides notice of non-renewal to the other at least six months before the day that would be the last day of the Employment Period in the absence of such renewal. The Employment Period may be sooner terminated in accordance with Section 7 of this Agreement.

2.	Duties. During his employment by the Company, the Employee shall perform such duties as shall from time to time be delegated or assigned to him by the Company. Employee agrees to serve the Company in the position of President, reporting to the Company’s Chief Executive Officer, and to perform diligently and to the best of his abilities the duties and services pertaining to such office. Employee’s employment shall also be subject to the policies maintained and established by the Company, if any, as the same may be amended from time to time. Employee’s principal place of business with the Company will, unless otherwise agreed by the Company and Employee, be in the San Antonio, Texas metropolitan area. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act that would injure the business, interests, or reputation of the Company or any of its affiliates. In keeping with these duties, Employee shall make full disclosure to the Chief Executive Officer of all business opportunities pertaining to the business of the Company or its affiliates and should not appropriate for Employee’s own benefit, business opportunities that fall within the scope of the businesses conducted by the Company and its affiliates.

3.	Compensation.

(a)

Base Salary. The Company shall pay to Employee an initial base salary of $38,750 per month (the “Base Salary”), less all applicable legal deductions and/or withholding. If annualized, this Base Salary would equal $465,000 per year, less all applicable legal deductions and/or withholding. The Base Salary shall be payable in accordance with the Company’s policies in effect from time to time, but in any event no less frequently than monthly. The Base Salary shall be reviewed annually by the Company for possible increase (but not decrease) and the Company may, in its sole discretion, choose to increase the Base Salary during the Employment Period of this Agreement. If the Base Salary is increased by the Company, such Base Salary then constitutes the Base Salary for all purposes of this Agreement.

(b)	Incentive Bonus. In addition to the Base Salary, during the Employment Period of this Agreement, Employee may, in the sole discretion of the Company from time to time, be awarded an incentive bonus and/or profit sharing award based upon the achievement of specific Company objectives as determined by the Company and set forth in one or more separate written plans (collectively, the “Bonus Plan”). Employee’s initial target bonus under each of the Annual Incentive Plan and the Annual Long Term Incentive Plan will be 120% of his Base Salary.

(c)	As additional compensation for the Employee, the Company shall provide or maintain for Employee medical, welfare and health insurance benefits on the same terms and conditions as are made available to all employees of the Company generally.

(d)	During the Employment Period prior to May 1, 2008, the Employee will be reimbursed by the Company for an executive furnished apartment or hotel accommodations and other living expenses in the San Antonio area, all in accordance with the Company policies as in effect from time to time.

(e)	The Company will reimburse the Employee for relocation costs associated with obtaining his residence in the San Antonio metropolitan area as will be negotiated and agreed upon by the Company and the Employee on a mutually acceptable basis.

4.	Vacation. Employee shall be entitled to a reasonable vacation(s) during each year of his employment under this Agreement.

5.	Reimbursement For Expenses; Working Space. The Company shall reimburse the Employee for all reasonable and necessary travel expenses and other disbursements incurred by him for or on behalf of the Company in the course and scope of his employment under this Agreement. The Company shall furnish Employee with offices, supplies, equipment and such other facilities and services as are suitable for performance of Employee’s duties hereunder.

6.	Remedies for Breach. In addition to the rights and remedies provided in Section 7, and without waiving the same if Employee breaches, or threatens to breach, any of the provisions of Sections 9, 10 or 11, the Company shall have the following rights and remedies, in addition to any others, each of which shall be independent of the other and severally enforceable:

(a)	The right and remedy to have such provisions specifically enforced by any court having equity jurisdiction. Employee specifically acknowledges and agrees that any breach or threatened breach of the provisions of Sections 9, 10 or 11 hereof will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Such injunction shall be available without the posting of any bond or other security. If the Employee is determined to have breached any provision of Sections 9, 10 or 11 the court or arbitrators shall extend the effect of the non-competition provisions for an amount of time equal to the time the Employee was in breach thereof.

(b)	The right to require Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (hereinafter collectively the “Benefits”) derived or received by the Employee as a result of any transactions constituting a breach of any of the provisions of Sections 9, 10 or 11.

(c)	Upon discovery by the Company of a breach or threatened breach of Sections 9, 10 or 11, the right to immediately suspend payments to Employee under Section 3 or 8(b) pending a resolution of the dispute.

(d)	The right to terminate Employee’s employment pursuant to Section 7.

7.	Termination of Agreement.

(a)	Death. This Agreement shall automatically terminate upon the death of Employee.

(b)	Disability. If, as a result of Employee’s incapacity due to physical or mental illness, Employee shall have been substantially unable, either with or without reasonable accommodation, to perform his duties hereunder for an entire period of six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given after such six (6) month period, Employee shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Employee’s employment hereunder for Disability, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. Any dispute between the Employee and the Company regarding whether Employee has a Disability shall be determined in writing by a qualified independent physician mutually acceptable to the Employee and the Company. If the Employee and the Company cannot agree as to a qualified independent physician, each shall appoint a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Employee shall be final and conclusive for all purposes of the Agreement. Employee acknowledges and agrees that a request by the Company for such a determination shall not be considered as evidence that the Company regarded the Employee as having a Disability.

(c)	Termination By Company For Cause. The Company may terminate this Agreement upon written notice to Employee at any time for “Cause” in accordance with the procedures provided below. For purposes of this Agreement, “Cause” shall mean:

(i)	other than as a result of the Employee having a Disability, the willful and continued failure by the Employee to substantially perform his duties with the Company within a reasonable period of time after a written demand for substantial performance is delivered to the Employee by the Company, which demand shall specifically identify the manner in which the Company believes that the Employee has not substantially performed his duties.

(ii)	the failure of Employee to obtain a personal residence in the San Antonio area by May 1, 2008;

(iii)	the entry of a plea of guilty or judgment entered after trial finding Employee guilty of a crime punishable by death or imprisonment in excess of one year involving moral turpitude (meaning a crime that includes the commission of an act of gross dishonesty or bad morals);

(iv)	willfully engaging by Employee in conduct that the Employee knows or reasonably should know is detrimental to the reputation, character or standing or otherwise injurious to the Company or any of its shareholders, direct or indirect subsidiaries and affiliates, monetarily or otherwise;

(v)	without limiting the generality of Section 7(c)(i), the breach or threatened breach of any of the provisions of Sections 9, 10 or 11; or

(vi)	a final ruling (or interim ruling that has not been stayed by appeal) in any state or federal court or by an arbitration panel that the Employee has breached the provisions of a non-compete or non-disclosure agreement, or any similar agreement or understanding, which would in any material way limit the Employee’s ability to perform under this Agreement now or in the future.

(d)	Termination By Company Without Cause. The Company may terminate this Agreement at any time, and for any reason, by providing at least thirty (30) days written notice to Employee.

8.	Effect of Termination. Upon the termination of this Agreement, no rights of Employee which shall have accrued prior to the date of such termination, including the right to receive bonus Fully-Earned (as herein defined) through the date of such termination, shall be affected in any way.

(a)	Upon Death of Employee.

During the Employment Period, if Employee’s employment is terminated due to his death, Employee’s estate shall be entitled to receive (i) the Base Salary set forth in Section 3 accrued through the date of death, (ii) any bonus Fully-Earned through the date of death, and (iii) a lump sum payment in cash and/or common stock, as the Company elects, equal to the net value of all unvested equity compensation as of the date of death as if fully vested and exercised on the date of death; provided, however, Employee’s estate shall not be entitled to any other benefits (except as provided by law or separate agreement). “Fully-Earned” shall mean that for purposes of determining whether the Employee shall be entitled to a bonus, that such Employee shall be treated as if he had been employed through the last date of the regular period for determining whether or not a bonus is payable in the standard manner that all such employees are evaluated even though Employee is no longer employed by the Company, and his eligibility for an incentive bonus, if any, shall be determined with the presumption that Employee’s personal target percentage was achieved, that at least 100% of the applicable bonus pool was available, and that the amount of his incentive bonus will in any event not be less than the amount of any incentive bonus he received the prior year. Further, a surviving spouse of Employee shall be eligible for continuation of family benefits pursuant to Section 3(c) subject to compliance with plan provisions at the active employee rate for a one year period after the date of Employee’s death.

(b)	For Disability; By Company Without Cause.

If this Agreement is terminated under Sections 7 (b) or (d), and as consideration for Employee’s continuing obligations under Sections 9, 10 and 11 hereof:

(i)	Employee shall be entitled to receive his Base Salary set forth in Section 3 accrued through the date of such termination and any bonus Fully-Earned through the date of such termination, and

(ii)	Cash and/or common stock, as the Company elects, equal to the net value of all unvested stock options, restricted stock and other equity awards as of the date of termination as if fully vested and exercised on the date of termination; provided, however, Employee shall not be entitled to any other benefits (except as provided by law or separate agreement), and

(iii)	Company shall pay Employee as severance an amount equal to his annualized Base Salary payable over a one year period on the same basis as such Base Salary would have been paid had Employee remained employed by the Company, and

(iv)	Employee shall be eligible for continuation of benefits pursuant to Section 3(c) subject to compliance with plan provisions at the active employee rate until Employee obtains reasonably equivalent employment or for one (1) years from the date of termination, whichever is earlier, and

(v)	It shall be a condition precedent of payment to Employee of such payment and continued benefits pursuant to this Section 8(b) that Employee execute a full and complete release of the Company, each of its subsidiaries, affiliates and their respective past, present and future partners, officers, directors, employees, consultants, attorneys, agents and shareholders, in form and substance reasonably acceptable to the Company, of any claims Employee may have against any of them, to the extent such claims arise from Employee’s employment hereunder, and

(vi)	Employee shall remain bound by the further prohibition contained in Sections 9, 10 and 11, and

(vii)	Except as provided for in this Section 8(b), Employee shall not have any rights which have not previously accrued upon termination of this Agreement.

(c)	By Company With Cause

In the event of termination of Employee’s employment Section 7(c) Employee shall be entitled to receive the Base Salary and benefits set forth in Section 3 accrued through the date of termination, and he shall not be entitled to any other benefits (except as required by law).

(d)	Gross-Up Payment.

(i)

Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company, or any successor, to or for the benefit of Employee (the “Payments”) would be subject to the excise tax imposed by Section 4999 or Section 409(A) of the US Internal Revenue Code of 1986, as amended from time to time (the “Code”) (the “Excise Tax”), then the Company shall pay to Employee within 30 days of such determination an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the products of any deductions disallowed because of the inclusion of the Gross-Up Payment in Employee’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to (A) pay federal income taxes at the highest marginal rates of federal income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, and (B) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in Employee’s adjusted gross income.

(ii)	As a result of the uncertainty in the application of Section 4999 or Section 409(A) of the Code at the time of the determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (Underpayment) or Gross-Up Payments are made by the Company which should not have been made (Overpayment), consistent with the calculations required to be made hereunder. In the event that Employee thereafter is required to make payment of any Excise Tax or additional Excise Tax, any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be paid by the Company to or for the benefit of Employee within 30 days of any such required payment by Employee. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse Employee for his Excise Tax, any such Overpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by Employee (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Employee shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contest or disputes with the Internal Revenue Service in connection with the Excise Tax.

9.	Confidential Information.

(a)	The Company shall disclose to Employee, or place Employee in a position to have access to or develop, trade secrets or confidential information of Company or its affiliates; and/or shall entrust Employee with business opportunities of Company or affiliates; and/or shall place Employee in a position to develop business good will on behalf of Company or its affiliates.

(b)

The Employee acknowledges that in his employment hereunder he occupies a position of trust and confidence and agrees that he will treat as confidential and will not, without prior written authorization from the Company, directly or indirectly, disclose or make known to any person or use for his own benefit or gain, the methods, process or manner of accomplishing the business undertaken by the Company or its affiliates, or any non-public information, plans, formulas, products, trade secrets, marketing or merchandising strategies, or confidential material or information and instructions, technical or otherwise, issued or published for the sole use of the company, or information which is disclosed to the Employee or in any acquired by him during the term of this Agreement, or any information concerning the present or future business, processes, or methods of operation of the Company or its affiliates, or concerning improvement, inventions or know how relating to the same or any part thereof, it being the intent of the Company, with which intent the Employee hereby agrees, to restrict him from disseminating or using for his own benefit any information belonging directly or indirectly to the Company which is unpublished and not readily available to the general public.

(c)	The confidentiality obligations set forth in (a) and (b) of this Section 9 shall apply during Employee’s employment and for a period of one year after termination of employment.

(d)	All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, that are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee’s employment with Company (whether during business hours or otherwise and whether on the premises of the Company or an affiliate or otherwise) that relate to the business, products or services of the Company or any affiliate shall be disclosed to the Board of Directors and are and shall be the sole and exclusive property of the Company or such affiliate. Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic data bases, maps and all other writings and materials of any type embodying any such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company. Upon termination of Employee’s employment by the Company, for any reason, Employee promptly shall deliver the same, and all copies thereof, to the Company.

(e)	If, during Employee’s employment by the Company, Employee creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as video tapes, written presentations, or acquisitions, computer programs, e-mail, voice mail, electronic data bases, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business, products or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), the Company shall be deemed the author of such work if the work is prepared by Employee in the scope of Employee’s employment.

10.	Non-Competition Obligations.

(a)	In exchange for Company’s promise to continue to divulge proprietary confidential trade secret like information as described in Section 9 above to Employee and in order to induce Company to make payments to Employee upon the occurrence of a termination of this Agreement as described in this Agreement, Employee hereby undertakes and agrees as follows:

(i)	Employee will not, directly or indirectly, for Employee or for others engage in any business in the geographic area competitive with Company’s or any of its affiliates line of specialty property and/or casualty insurance business as of the date of the termination of the employment relationship;

(ii)	render advice, or services to or otherwise assist, any other person who is engaged, directly or indirectly in any business in the geographic area (defined as those areas by county in which Company has customers) that is competitive with Company or its affiliates line of specialty property or casualty insurance business as of the date of the termination of the employment relationship;

(iii)	following termination of Employee’s employment with the Company: Employee shall not, directly or indirectly for Employee or others, encourage or induce any current or former employee of the Company or any of its affiliates to leave the employment of the Company or any of its affiliates, or offer employment, retain, hire or assist in the hiring of any such employee by any person, association or entity not affiliated with the Company or any of its affiliates; Employee shall also not permit any person, association or entity employing Employee (or professionally engaging Employee as an agent, contractor or otherwise) to offer employment, retain, hire or assist in the hiring of any such employee.

(b)	The non-competition obligation set forth in this Section 10 shall apply during Employee’s employment and for a period of one year after termination of employment.

11.	No Interference With Company Relationships. For a period of one year following a termination of Employee’s employment under this Agreement, Employee shall not, either on Employee’s own behalf or as an agent, consultant, partner, shareholder, employee, owner or representative of any person or entity, and Employee shall not permit any person, association or entity employing Employee (or professionally engaging Employee as an agent, contractor or otherwise) to:

(a)	directly or indirectly interfere with any of Company’s relationships with any of its customers, prospects or clients or induce, or encourage any customer or client to stop doing business with Company or to induce or encourage any prospect to not retain the services of Company;

(b)	solicit or attempt to solicit, directly or indirectly, any business of any of Company’s customers/clients or prospects;

(c)	take any action, directly or indirectly, to obtain any customer or prospect of Company or any business from any Company customer/client or prospect;

The term “prospect” means any person or entity for whom or for which a premium quotation or proposal for services had been prepared by Company within twelve months of Employee’s termination of employment.

12.	Successors and Assigns. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, provided, however, that the provisions hereof shall enure to the benefit of, and be binding upon, each successor of the Company, whether by merger, consolidation, acquisition or otherwise, unless otherwise agreed to by the Employee and the Company.

13.	Notices. Any notice required or permitted to be given to the Employee pursuant to this Agreement shall be sufficiently given if sent to the Employee by registered or certified mail addressed to the Employee at 10101 Reunion Place, Ste. 500, San Antonio, Texas 78216, or at such other address as he shall designate by notice to the Company, and any notice required or permitted to be given to the Company pursuant to this Agreement shall be sufficiently given if sent to the Company by registered or certified mail addressed to it at 10101 Reunion Place, Ste. 500, San Antonio, Texas 78216, or at such other address as it shall designate by notice to the Employee.

14.	Invalid Provisions. The invalidity or unenforceability of a particular provision of this Agreement shall not affect the enforceability of any other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

15.	Amendments To The Agreement. This Agreement may only be amended in writing by an agreement executed by both parties hereto.

16.	Entire Agreement. This Agreement contains the entire agreement of the parties hereto and supercedes any and all prior agreements, oral or written, and negotiations between said parties regarding the subject matter contained herein. Employee agrees that his Executive Retention Agreement dated July 1, 2006 shall be deemed terminated as of the date hereof.

17.	Applicable Law and Venue. This Agreement is entered into under, and shall be governed for all purposes, by the laws of the State of Texas; with venue of any lawsuit between the parties in State District Court, Bexar County, Texas.

18.	No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

19.	Severability. If a Court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not effect the validity or unenforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

20.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one in the same agreement.

21.	Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and any and all other normal employee deductions made with respect to the Company’s employees generally.

22.	Section 409A of the Code. The provisions of this Agreement and any payments made herein are intended to comply with, and should be interpreted consistent with, the requirements of Section 409A of the Code, and any related regulations or other effective guidance promulgated thereunder (collectively, “Section 409A”). The time or schedule of a payment to which the Executive is entitled under this Agreement may be accelerated at any time that this Agreement fails to meet the requirements of Section 409A and any such payment will be limited to the amount required to be included in the Executive’s income as a result of the failure to comply with Section 409A. References herein to termination of employment shall be deemed to mean a separation from service.

In witness whereof, the parties hereto have executed this Agreement as of the day and year above written.

Argonaut Group, Inc.:		Employee:

By:	/s/ Mark E. Watson III	/s/ Dale H. Pilkington
	Mark E. Watson III	Dale H. Pilkington
Chief Executive Officer